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                                                                    EXHIBIT 99.2

news release                                                      [TENNECO LOGO]


    For Immediate Release

    Contacts:    Jane Ostrander
                 Media Relations
                 847 482-5607
                 jane.ostrander@tenneco-automotive.com

                 Leslie Hunziker
                 Investor Relations
                 847 482-5042
                 leslie.hunziker@tenneco-automotive.com


    TENNECO AUTOMOTIVE LAUNCHES STOCK OFFERING TO REDUCE LEVERAGE AND ANNUAL
                                INTEREST EXPENSE


Lake Forest, Illinois, May 13, 2004 - Tenneco Automotive (NYSE: TEN) announced today that on May 17, the company will begin the road show for its public offering of approximately $150 million, or roughly 11.9 million shares, of its common stock. As part of the offering, the company also intends to grant its underwriters an option to purchase additional shares to cover over allotment in an amount up to roughly $22.5 million, or approximately 1.8 million shares.

The offering is designed to reduce the company's leverage and interest expense by allowing it to purchase and retire a portion of its outstanding $500 million of 11 5/8 percent senior subordinated notes, due in 2009.

As previously announced, the company is also considering a concurrent private placement of approximately $420 million of new senior subordinated notes that would enable the company to further reduce its interest expense by fully refinancing the outstanding senior subordinated notes. Tenneco Automotive will proceed with this private placement if it determines that the pricing and other available terms are attractive in light of its intended use of the proceeds. Given recent bond market conditions, the company cannot be certain at this time whether it will go forward with the private placement.

The company would incur pre-tax charges of approximately $14 million and $43 million in the second quarter related to the debt retirement in connection with the common stock offering and private placement, respectively. The charges would be recorded as an interest expense. The company estimates that the common stock offering would reduce its annualized interest expense by approximately $15 million and, if completed, the private placement would reduce its annualized interest expense by about $6 million.


                                     -More-

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ADDITIONAL INFORMATION

J.P. Morgan Securities and Citigroup Global Markets Inc. are acting as joint book-running managers for the common stock offering. Copies of the common stock offering prospectus may be obtained from J.P. Morgan Securities, Distribution and Support Services, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081 or Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 8th Floor, 140 58th Street, Brooklyn, NY 11220.

A registration statement relating to the common stock to be offered by the company has been filed with the Securities and Exchange Commission, but is not yet effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state.

If Tenneco Automotive goes forward with the private placement, the company intends to offer the new senior subordinated notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes will not be registered under the Securities Act and may not be offered or sold in the United State absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any such security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

THE COMPANY

Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

SAFE HARBOR

This release contains forward-looking statements concerning Tenneco Automotive's proposed offering and related transactions. The terms of, and Tenneco Automotive's ability to complete, such transactions will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.


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